Exhibit 10.10

PROFESSIONAL SERVICES AGREEMENT
PSA No. University InitialsIMPSVCSDate__________________

THIS PROFESSIONAL SERVICES AGREEMENT ("Agreement"), dated as of this _____day of _______________, 2015 (“Effective Date”), by and between Aegis Identity Software, Inc., a Colorado corporation (“Aegis Identity”), and ______________________ ("Customer”) (each referred to herein as a “Party” and collectively as the “Parties”).  For valuable consideration, the receipt of which is acknowledged, the Parties covenant and agree as follows:

1.  Scope of Services.  Aegis Identity agrees to perform for Customer the services set forth on the statement of work attached as Attachment A to this Agreement (the “Services”).  While working on Customer’s premises, Aegis Identity and its employees agree to observe the working hours, working rules and internal policies of Customer.  The Parties agree that this Agreement does not create an exclusive relationship between the Parties and nothing herein is intended to preclude Aegis Identity from providing similar Services for its other customers.
2.  Service Fees; Payment. Customer will compensate Aegis Identity in accordance with the terms set forth on Attachment A.  Customer shall submit payment in full within thirty (30) business days following receipt of an invoice.  Any balance that is not paid when due will be subject to finance charges equivalent to the lower of eighteen (18) percent per annum interest rate or the highest rate allowed by law.
 3.  Expenses.  Customer will reimburse Aegis Identity for reasonable business and travel expenses incurred in connection with the performance of the Services as set forth on Attachment A.
4.  Term; Termination.  This Agreement shall commence on the Effective Date and shall terminate upon completion of the Services unless sooner terminated by either Party providing ten (10) days prior written notice to the other Party.  The Parties may agree to extend the term of this Agreement in writing.  In the event of termination, Customer will pay Aegis Identity for all Services and reimbursable expenses performed and approved as of the termination date.
 5.  Confidentiality.  Each Party agrees to hold in the strictest confidence and not disclose to third parties or use, except to the extent necessary to perform the Services, the other Party’s proprietary or confidential information including technical, business, financial or other information or trade secrets, whether or not specifically marked as confidential, or information which would be deemed by a reasonable person to be confidential or proprietary in nature (“Confidential Information”).  Confidential Information shall not include information that (a) is in or enters the public domain without breach of this Agreement, (b) is received from a third party who is entitled to disclose such information without restriction on disclosure and without breach of a nondisclosure obligation, (c) the Party knew prior to receiving such information or develops independently without reference to the other Party’s Confidential Information, or (d) is disclosed pursuant to a judicial or other governmental order, provided that the Party shall give the other party reasonable notice prior to such disclosure and comply with any applicable protective order or equivalent. Each Party agrees, upon the request of the other Party, to promptly deliver to the other Party (or, with the other Party’s consent, destroy) the originals and all copies of any Confidential Information then in its possession or control. The Parties agree that the rights being protected by this Section 5 are of a special and unique character, which gives them a particular value, and that the breach of this Section 5 will result in irreparable injury and damage. In such event, the non-breaching party shall be entitled to require specific performance, obtain injunctive and other equitable relief in any court of competent jurisdiction to prevent the violation or threatened violation of this Section 5.
 6.  Use of Work Product.  Customer shall have all right, title and interest, in and to, and shall be free to use all materials created by Aegis Identity as a result of performing Services under this Agreement.  Aegis Identity retains exclusive ownership, and all rights, title and interest, whether or not specifically recognized or perfected under the laws of any applicable jurisdiction, in and to (a) all materials created, authored or developed by Aegis Identity prior to performing Services under this Agreement including, without limitation, proprietary software and connectors, computer programs, hardware design and/or specifications, the intellectual property rights thereto and any copies, modifications, derivative works, related documentation, updates, versions, and code corrections, and (b) concepts, techniques, know-how, best practices, methodologies, refinements to methodologies, processes and/or procedures used or developed under this Agreement (collectively, “Aegis IP”).  Nothing in this Agreement conveys to Customer any ownership, rights, title or any other proprietary interest in the Aegis IP.

7.  Insurance.   Aegis Identity shall maintain the following insurance coverage in effect at all times during the performance of this Agreement: (a) commercial general liability insurance with at least $1,000,000 combined single limit bodily injury and property damage; (b) full statutory coverage for workers' compensation; (c) errors and omissions or professional liability coverage with a limit of at least $1,000,000 for each and every claim.  Aegis Identity agrees to furnish certificates evidencing such coverage upon Customer’s written request.
8.  Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES, OR ANY LOSS OF PROFITS, LOSS OF GOODWILL OR LOSS OF SAVINGS, EVEN IF THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS, DAMAGES, OR COST.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY AMOUNTS IN EXCESS OF THE AMOUNTS PAID HEREUNDER.  THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS SET FORTH IN THIS SECTION HAVE BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, AND SUCH LIMITATIONS DESCRIBED HEREIN WILL APPLY EVEN IF SUCH LIMITATIONS ARE FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE.
 9.  Limited Warranty.  Aegis Identity warrants that the Services will be performed in a professional manner consistent with the level of care, skill, practice and judgment exercised by other professionals in performing services of a similar nature under similar circumstances.  In no event shall Aegis Identity be liable for loss of data or records of Customer, it being understood that Customer shall be responsible for assuring proper and adequate back-up and storage procedures.  THE PRECEDING IS AEGIS IDENTITY’S ONLY WARRANTY CONCERNING THE SERVICES, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE, NONINFRINGMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.
10.   Independent Contractor. Aegis Identity will be performing the Services solely as an independent contractor.  Aegis Identity shall not be considered an affiliate or subsidiary of Customer and it is expressly understood by the Parties that this undertaking is not a joint venture.  Aegis Identity shall have the right to determine the methods, details and means of performing the Services.  As an independent contractor Aegis Identity bears the sole responsibility for compensating its employees.  Aegis Identity and its employees shall not be considered employees of Customer and are not entitled to any employee benefits from Customer.
11.  Non-Solicitation.   Customer agrees that, if it hires any employee or contractor who has been utilized by Aegis Identity in connection with performance of the Services, during the term and for a period of one (1) year following the termination of this Agreement, then it will pay Aegis Identity a fee equal to twenty percent (20%) of that person’s annual base compensation immediately prior to the hiring or employment by Customer.
 12.  Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to its conflicts of laws provisions.  The Parties expressly agree that any and all disputes, claims or litigation arising from or related in any way to this Agreement shall be resolved exclusively by the courts of the State of Colorado.  The Parties hereby waive any objections against and expressly agree to submit to the personal jurisdiction of the Municipal and/or Superior Courts of the State of Colorado, County of Arapahoe, and the U.S. District Court for Colorado.
13.  Entire Agreement; Amendment. This Agreement, together with any attachments, exclusively and completely states the rights, duties and obligations of the Parties and supersedes all prior and contemporaneous representations, letters, proposals, discussions and understandings by or between the Parties.  This Agreement may only be amended by a written document that is signed by both Parties; provided that changes to Attachment A shall be made in a written change order signed by both Parties.
14.  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force without being invalidated in any way.
15.  Force Majeure.  Aegis Identity shall not be liable for any delay or failure to perform its obligations due to causes beyond its reasonable control, including, without limitation, any act of God, change in any law or regulation, disruption of communications, power or other utility, unavailability or shortage of supplies, or failure of Customer to reasonably cooperate with Aegis Identity.
16.  Legal Fees.  If either Party seeks to enforce any of its rights and obligations hereunder by legal proceedings and prevails, the other Party shall be entitled to recover any and all costs and expenses incurred by such Party to enforce its rights, including, but not limited to all attorneys’ fees, court costs, and expert fees.
17.  No Waiver.   Any express waiver or failure to promptly exercise any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.
18.  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile or by a scanned PDF transmission via email, with written confirmation of receipt; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt.  All notices shall be sent to the following addresses (or to such other address or person as may be designated by a Party)
If to Aegis Identity:
Aegis Identity Software, Inc.
750 W. Hampden Ave, Suite 500
Englewood, CO 80110-2165
Attn: Legal Department
Facsimile: 303-474-7892
Email: legal@aegisidentity.com
If to Customer:
                   ____________________________
                   ____________________________
____________________________
Attn:________________________
   Facsimile: _________________
   Email:______________________
19.  Publicity.  Aegis Identity may use Customer’s name in promotional materials regarding its services.

These permissions are free of charge for worldwide use in any medium.  Aegis Identity will obtain Customer’s prior approval for publicity that contains claims, quotes, endorsements or attributions by Customer.
20.  Survival.  Rights and obligations under this Agreement which by their nature should survive, including Section 5 (Confidentiality), Section 6 (Use of Work Product), Section 8 (Limitation of Liability), Section 11 (Non-solicitation),  Section 12 (Governing Law; Venue), Section 16 (Legal Fees), Section 19 (Publicity) and this Section 20 will remain in effect after termination of this Agreement.
21.  Authority.  Each Party has the full power and authority to enter into and perform this Agreement and acknowledge they have read this Agreement, understand it, and agree to be bound by its terms and conditions.
22.  Headings.  Headings used in this Agreement are for convenience only and shall not be deemed a part of this Agreement.
23.  Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or by a scanned PDF transmission via email shall be as effective as delivery of a manually executed counterpart of this Agreement.

**********

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives on the date and year first written above.

AEGIS IDENTITY SOFTWARE, INC.	[_______________________________________]

By:	By:
Name:	Name:
Title:	Title:

Attachment A
Statement of Work

Milestone No.	Description of Deliverables/Tasks	Estimated Milestone Completion Date	Milestone Payments

Services Total
Approved Expenses
Total Fee and Expenses

1.  Scope of Services; Fees and Expenses.   The only tasks or deliverables Aegis Identity will undertake or deliver in providing the Services are those specifically set forth above.  Any additional tasks or deliverables are not considered in the scope of the Agreement and may require the Parties to execute a change order.  Aegis Identity will be compensated at the rates set forth above.
2.  Milestone Process. Milestones exist for the Parties to review adherence to this Attachment A for performance of responsibilities, satisfaction of dependencies, and whether deliverable(s) and/or tasks are accomplished according to the estimated timeline.  Acceptance of certain milestones or delays in completion of milestones as set forth in Section 4 may trigger invoicing by Aegis Identity of the milestones payments.
    (a) Acceptance Procedure. Aegis Identity will present Customer with an Acceptance Form upon the satisfaction of each milestone.  Customer will execute the Acceptance Form acknowledging acceptance and conformity of the Services constituting the milestone and return the Acceptance Form to Aegis Identity within five (5) business days from the date the Acceptance Form is delivered to Customer.
    (b) Failure of a Milestone. If Customer reasonably believes the Services were not in substantial conformance with the milestone requirements set forth in this Attachment A,

Customer will notify Aegis Identity in writing specifying the reasons for noncompliance within five (5) business days from delivery of the Acceptance Form to Customer.  Aegis Identity will address Customer’s issues and then will re-present the Acceptance Form.  Any disputes or concerns relating to the acceptance or failure of a milestone will be handled according to the escalation process set forth in Section 7.
    (c)  Affirmative Milestone Acceptance. If Aegis Identity does not receive the signed Acceptance Form or a written notification of rejection from Customer within five (5) business days from the date the Acceptance Form is delivered to Customer, the absence of Customer’s response will constitute the Customer’s affirmative acceptance of the Services, and a waiver of any Customer right of rejection.  Affirmative acceptance will trigger any related invoicing and payment obligations pursuant to Section 3.
3.  Invoice and Milestone Billing.  Aegis Identity will submit detailed invoices to Customer in accordance with the schedule agreed upon by the parties as set forth in this Attachment A and based on completion or affirmative acceptance of the milestones as indicated above; provided, that Customer acknowledges it has an obligation to pay pursuant to Section 4 of this Attachment A even if a milestone has not been completed.

4.  Delays.  Customer acknowledges that the schedule of the Services set forth in this Attachment A has been mutually determined and any delays will cause a disruption in Aegis Identity’s business.  In the event there is a delay in the schedule due to no fault of Aegis Identity, then Aegis Identity may continue to invoice milestone payments in accordance with the schedule and Customer agrees to pay the invoice(s) in accordance with the terms hereof.
5.  General  Assumption and Responsibilities.  Aegis Identity is relying on the following assumptions and responsibilities in performing the Services.  Should any of these assumptions prove incorrect or incomplete, or should Customer fail to comply with any of the Customer responsibilities, the Parties may need to modify the price or the scope of the Services.
    (a)  Assumptions.  The following assumptions apply to the performance of the Services:
•      Services are to be performed primarily at the offices of Aegis Identity in Denver, Colorado, during standard business hours excluding weekends and Federal holidays.
•      Customer has full and sufficient right and authority to use in the manner contemplated by this Attachment A, any programming, materials or data furnished by Customer to Aegis Identity in connection with the Services hereunder.
•      This applies to consulting services only.  Any hardware or software needed by Customer in relation to the Services must be purchased separately.
•      Any concerns, disputes, delays, or other issues will be handled according to the escalation process set forth in Section 5 of this Attachment A.
•      Customer will assign staff to support Aegis Identity who are properly trained in their area of responsibility.
•      Aegis Identity reserves the right to use subcontractors as it deems appropriate.
•      Customer shall provide a test environment, which closely mimics the existing production system including any systems the enhancements included in the Services must interface with.
  (b)  Responsibilities
     (i)  General Customer Responsibilities.  Completion of the Services is contingent upon Customer fulfilling the following responsibilities:
•           Customer will designate qualified personnel to assist Aegis Identity who are properly trained and have the requisite knowledge of Customer’s environment and identity related processes.
•      Provide information and resources in a timely manner as needed by Aegis Identity to complete the Services.  Lack or inability to engage this assistance may result in a material change of project schedule, invoicing and/or pricing.
•      Complete Customer responsibilities and tasks on the dates agreed upon by the parties.
•      Be readily available to answer questions when required by Aegis Identity.
•      Provide needed approvals in a timely manner.
•      Provide remote access to any facilities and systems necessary for completion of the Services.
•      Customer will designate qualified personnel to maintain the identity management solution provided by Aegis Identity.
     (ii)  General Aegis Identity Responsibilities. Performance of the Services includes Aegis Identity’s undertaking of the following responsibilities:
•      Aegis Identity will use commercially reasonable efforts to complete the Services in a timely manner.
•      Aegis Identity will not be responsible for any support services.  A maintenance and support contract may be purchased separately.
     (c)  Project Responsibilities

[to be determined]

6.  Escalation Procedure.  Customer and Aegis Identity each agree to designate a project sponsor and provide the other party with the name and contact information of its project sponsor in writing within five (5) days following execution of the Agreement.  The project sponsors will use commercially reasonable efforts to resolve any project delays, performance or technical concerns, disputes or issues related to this Attachment A in a timely manner.  In the event the Parties are not able to resolve escalations in a timely manner, using commercially reasonable efforts, Aegis Identity shall be entitled to cancel this Agreement upon written notice to Customer and neither party shall have further liability or obligation to the other under this Agreement, except for payment for any Services rendered through the date of such termination and any surviving obligations set forth in the Agreement.